                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A
                               (Amendment No. 1)

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



                       Natural MicroSystems Corporation
       ----------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


                                   Delaware
       ----------------------------------------------------------------
                   (State of Incorporation or Organization)


                   0-23282                        04-2814586
       -----------------------------------------------------------------
         (Commission File Number) (I.R.S. Employer Identification No.)


                   8 Erie Rd., Natick, Massachusetts  01760
       ----------------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (508)650-1300
                                                           -------------

     This Form 8-K/A is being filed by the Registrant to amend and restate the Registrant's current report on Form 8-K filed on June 28, 1996 by amending and restating Item 7 to include the required historical and pro forma financial statements omitted therefrom as permitted by the provisions thereof.

Item 2.  Acquisition or Disposition of Assets.
         -------------------------------------

     On June 14, 1996, the Registrant acquired two Illinois corporations, Tek-Nique, Inc. ("Tek") and PSR Systems, Inc. ("PSR"). Tek was acquired by merger for $3.55 million in cash plus up to an additional $2.5 million in cash to be paid at later dates subject to certain performance conditions. PSR was acquired for 41,479 shares of the Registrant's common stock plus up to an additional $500,000 in value of such stock at a later date subject to certain performance conditions. Tek and PSR were under common ownership, consisting principally of Herbert L. Pavey and Julius Rothschild, the founders, and also including certain other employees. Tek and PSR have operated a single business ("TEKnique") of designing, marketing and maintaining certain networking software programs, which business the Registrant intends to continue.


Item 7.  Financial Statements and Exhibits.
         ----------------------------------

(A) Historical Combined Financial Statements of PSR Systems, Inc. and Tek-Nique, Inc. (TEKnique)

     (1)  Audited Combined Financial Statements of TEKnique:

          Report of KPMG Peat Marwick LLP, Independent Auditors Combined Balance Sheets as of January 31, 1995 and 1996 Combined Statements of Operations for the years ended
           January 31, 1995 and 1996
          Combined Statements of Stockholders' Equity for the years
           ended January 31, 1995 and 1996
          Combined Statements of Cash Flows for the years ended
           January 31, 1995 and 1996
          Notes to Combined Financial Statements

     (2)  Unaudited Combined Financial Statements of TEKnique:

          Combined Balance Sheet as of April 30, 1996
          Combined Statements of Operations for the three months ended
           April 30, 1995 and 1996
          Combined Statements of Stockholders' Equity for the three months ended April 30, 1995 and 1996
          Combined Statements of Cash Flows for the three months ended
           April 30, 1995 and 1996
          Notes to Combined Financial Statements

(B)  Pro Forma Financial Information (Unaudited)

     Pro Forma Condensed Consolidated Balance Sheet as of March 31,
       1996
     Pro Forma Condensed Consolidated Statement of Operations for
       the three months ended March 31, 1996
     Pro Forma Condensed Consolidated Statement of Operations for
       the year ended December 31, 1995
     Notes to Pro Forma Combined Financial Statements

(C)  Exhibits

     Exhibit No.  Title
     -----------  -----

     2.1* Merger Agreement and Plan of Reorganization dated as of June 14, 1996 among Natural MicroSystems Corporation, NMS Acquisition Corp., Tek-Nique, Inc. and certain of the stockholders of Tek-Nique, Inc. dated as of June 14, 1996.

     2.2* Stock Purchase Agreement among Natural MicroSystems Corporation and the stockholders of PSR Systems, Inc. dated as of June 14, 1996.

     23.1         Consent of KPMG Peat Marwick LLP

     * Filed with Form 8-K filed on June 28, 1996.

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors and Stockholders
PSR Systems, Inc. and TEKnique, Inc.:


We have audited the accompanying combined balance sheets of PSR Systems, Inc. and TEKnique, Inc. (together "PSR/TEKnique") as of January 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of PSR/TEKnique at January 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                         KPMG Peat Marwick LLP

Boston, Massachusetts
June 14, 1996

                      PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                            Combined Balance Sheets

                           January 31, 1995 and 1996

                                           January 31,   January 31,
                       Assets                 1995          1996
                       ------                 ----          ----

Current Assets:
   Cash and cash equivalents               $ 243,686        203,376
   Accounts receivable                       188,847        287,896
   Prepaid expenses                            3,862         12,348
   Inventory                                       -        175,210
                                             -------      ---------

            Total current assets             436,395        678,830
                                             -------      ---------

Property and equipment, net of
   accumulated depreciation
   and amortization                          291,620        222,770
Cash value of officers' life insurance       160,961        231,819
                                             -------      ---------

            Total assets                   $ 888,976      1,133,419
                                             =======      =========

            Liabilities and Stockholders' Equity
            ------------------------------------

Current Liabilities:
   Accounts payable                        $ 176,938        180,706
   Accrued compensation                      100,762        105,992
   Deferred revenues                         167,529        233,072
   Current portion of long-term debt          68,232        122,119
                                           ---------      ---------

            Total current liabilities        513,461        641,889
                                             -------      ---------

Long-term debt, less current portion           8,628              -

Commitments and contingencies

Stockholders' equity:
   Common stock, at stated value              13,000         13,000
   Retained earnings                         509,087        633,730
   Notes receivable - officers               (70,000)       (70,000)
   Treasury stock                            (85,200)       (85,200)
                                             --------      ---------

            Total stockholders' equity       366,887        491,530
                                             -------      ---------

            Total liabilities and
            stockholders' equity           $ 888,976      1,133,419
                                             =======      =========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                       Combined Statements of Operations

                     Years ended January 31, 1995 and 1996


                                              January 31,  January 31,
                                                  1995        1996
                                                  ----        ----

Revenues                                      $ 2,853,544  2,790,549

Cost of revenues                                1,131,279  1,167,540
                                                ---------  ---------

          Gross profit                          1,722,265  1,623,009
                                                ---------  ---------
Operating expenses:
   Research and development                       495,706    416,585
   Sales and marketing                            105,458    108,231
   General and administrative                     956,807    897,681
                                                ---------  ---------

          Total operating expenses              1,557,971  1,422,497

Operating income                                  164,294    200,512
Interest expense                                    6,974     21,768
                                                ---------  ---------

          Income before income taxes              157,320    178,744
                                                ---------  ---------

Income taxes                                       39,739     54,101
                                                ---------  ---------

          Net income                          $   117,581    124,643
                                                =========  =========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                  Combined Statements of Stockholders' Equity

                     Years ended January 31, 1995 and 1996

                                     Common Stock                                           Notes         Total
                                  ----------------      Treasury        Retained          receivable-    stockholders'
                                  Shares    Amount        stock         earnings           officers         equity
                                  ------    ------        -----         --------           --------         ------
Balances at January 31, 1994      305,000  $ 13,000      (85,200)        391,506           (70,000)         249,306

  Net income                           -         -            -          117,581                -           117,581
                                  -------   -------      --------        -------           --------         -------
Balances at January 31, 1995      305,000    13,000      (85,200)        509,087           (70,000)         366,887

  Net income                           -         -            -          124,643                -           124,643
                                  -------   -------      --------        -------           --------         -------
Balances at January 31, 1996      305,000  $ 13,000      (85,200)        633,730           (70,000)         491,530
                                  =======   =======      ========        =======           ========         =======

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                       Combined Statements of Cash Flows

                     Years ended January 31, 1995 and 1996


                                                     January 31,     January 31,
                                                        1995            1996
                                                        ----            ----

Cash flows from operations:
   Net income                                        $  117,581         124,643
 Adjustments to reconcile net income to
   cash provided by operating activities:
   Depreciation and amortization                        197,124         156,346
   Changes in assets and liabilities:
     Decrease (increase) in accounts receivable          13,947         (99,049)
     Increase in prepaid expenses                        (1,612)         (8,486)
     Increase in inventory                                   -         (175,210)
     (Decrease) increase in accounts payable            (82,659)          3,768
     (Decrease) increase in accrued expenses            (67,529)          5,230
     (Decrease) increase in deferred revenue            (83,179)         65,543
                                                       --------        --------

          Cash provided by operating activities          93,673          72,785
                                                       --------        --------
Cash flows from investing activities:
   Purchases of property and equipment                 (119,596)       (87,496)
   Increase in cash value of officers' life insurance   (24,478)       (70,858)
                                                       --------       --------
          Cash used in investing activities            (144,074)      (158,354)
                                                       --------       --------
Cash flows from financing activities:
   Proceeds from indebtedness                           524,000        858,755
   Payments on indebtedness                            (516,805)      (813,496)
                                                       --------       --------
          Cash provided by financing activities           7,195         45,259
                                                       --------       --------
Net decrease in cash and cash equivalents               (43,206)       (40,310)

Cash and cash equivalents at beginning of period        286,892        243,686
                                                       --------       --------
Cash and cash equivalents at end of period           $  243,686        203,376
                                                       ========       ========
Supplemental disclosures:
   Cash paid for interest                            $    2,322          7,706
                                                       ========       ========
   Cash paid for income taxes                        $   16,000         14,020
                                                       ========       ========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements

                           January 31, 1995 and 1996


(1)  Summary of Significant Accounting Policies

     The Company
     PSR Systems, Inc. ("PSR") and TEKnique, Inc. ("TEKnique") (together the
       "Company") designs, manufactures and markets high-value data communications hardware and software.

     These combined financial statements include the accounts of both PSR and TEKnique. Both companies are under common ownership and management. All intercompany transactions and balances have been eliminated.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

     Property and Equipment
     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets (three to five years). Leasehold improvements are amortized using accelerated methods over the lesser of the estimated useful life of the asset (10 years) or the lease term. Management reviews the recoverability of property and equipment periodically, and adjusts the carrying value when impairment, if any, is identified.

     Financial Instruments
     The recorded cost of financial instruments approximate their fair market values.

     Revenue Recognition
     Revenue from the sale of hardware and software is recognized when the products are shipped to customers. Revenue derived from engineering and software development services is recognized as the services are performed. Maintenance contract revenue is recognized ratably over the life of the contracts, usually 12 months.

     Inventory
     Inventories, substantially all finished goods, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

     Research and Development
     Research and development expenditures are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

                                                                     (Continued)

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements


     Income Taxes

     The Company records income taxes using the asset and liability method.
       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Deferred Revenue
     Deferred revenue is comprised of billings in excess of earnings on maintenance contracts.

 (2) Property and Equipment

     Property and equipment, at cost, consists of the following:

                                          January 31,      January 31,
                                             1995             1996

       Computers and equipment          $ 1,183,768        1,263,857
       Furniture and fixtures               211,292          211,292
       Leasehold improvements                84,251           91,658
                                          ---------        ---------
                                          1,479,311        1,566,807
       Less accumulated depreciation
       and amortization                   1,187,691        1,344,037
                                          ---------        ---------

                                        $   291,620          222,770
                                          =========        =========

(3)  Business and Credit Concentration

     Two customers accounted for 35% and 50% of the Company's revenues and 27% and 56% of accounts receivable for and as of the years ended January 31, 1995 and 1996, respectively. As is customary in its industry, the Company does not require collateral on accounts receivable. The Company's credit losses have not been material for any periods presented.

(4)  Indebtedness

     The Company has an available bank line of credit of $300,000. Borrowings are secured by all of the Company's assets, and bear interest at the bank's prime rate (8.5% at January 31, 1996). The line matures on July 1, 1996. As of January 31, 1996, availability under the credit facility was $190,000. The Company also has an equipment loan in the original amount of $50,000. The loan bears interest at the bank's prime rate (8.5% at January 31, 1996). The outstanding balance on the equipment loan at January 31, 1996 was approximately $9,000. The loan matures on June 1, 1996 and is secured by substantially all of the Company's assets.

                                                                     (Continued)

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements


       The line of credit has debt covenants requiring that the Company maintain certain financial ratios. The Company was not in compliance with the financial ratios at January 31, 1996 and, as a result, all of the Company's debt is due on demand. In June 1996, the Company paid down the then outstanding balance on both the bank line of credit and the equipment loan.

(5)  Commitments and Contingencies

     Leases
     The Company leases its facilities from a related party (note 9) under an operating lease which expires in September 2000. Future minimum lease payments as of January 31, 1996 under these leases for each fiscal year end are as follows:

                  1997                                   $ 132,458
                  1998                                     132,458
                  1999                                     132,458
                  2000                                      99,343
                                                           -------
                                                         $ 496,717
                                                           =======

     The Company has the option of terminating the lease in 1996 for a payment of $10,000. Rent expense for each of the years ended January 31, 1995 and 1996 was $132,000.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially effect the financial position or operating results of the Company.

(6)  Stockholders' Equity

     Stock Options

     PSR adopted the PSR Systems, Inc. Incentive Option Plan in February 1985 to grant options to certain key employees. PSR has issued stock options to two key employees who may purchase a total of 6,000 shares of PSR stock at an exercise price of $5.00 per share, the deemed fair market value of the stock at the dates of grant. Twenty-five percent of the options become exercisable in each of April and May of 1996, and April and May of 1997. The options expire in May 1998.

     Common Stock
     Common stock accounts for each of the combining companies is as follows at January 31, 1995 and 1996:

                                                          PSR      TEKnique
     Common stock, without par value, 1,000,000 shares
       authorized, 302,000 shares issued and
       outstanding, includes shares in treasury        $  12,000
     Common stock, without par value, 1,000,000 shares
       authorized, 3,000 shares issued and outstanding               1,000
     Less PSR common stock in treasury, at cost,
       133,333 shares                                    (85,200)      -
                                                        --------   -------
             Total                                     $ (73,200)    1,000
                                                        ========   =======

     Prior to fiscal year 1995, PSR Systems, Inc. had purchased an aggregate of 133,333 shares of common stock from former shareholders for an aggregate price of $85,200.
                                                                     (Continued)

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements


(7)  Income Taxes

     The components of income tax expense consist of the following:

                                                                              Year ended
                                                                              January 31,
                                                                          -------------------
                                                                           1995         1996
                                                                           ----         ----

     Current income tax expense:
        Federal                                                          $ 32,143      45,523
        State                                                               7,596       8,578
                                                                           ------      ------

           Total current income tax expense                                39,739      54,101

     Deferred income tax expense                                                -           -
                                                                           ------      ------
           Total income tax expense                                      $ 39,739      54,101
                                                                           ======      ======

     The difference between total expected income tax expense from operations computed by applying the U.S. Federal statutory income tax rate of 34% to income before taxes and the reported income tax expense is as follows:


                                                                              Year ended
                                                                              January 31,
                                                                          -------------------
                                                                           1995         1996
                                                                           ----         ----

       Computed expected tax expense                                     $ 53,488      60,773
       State income taxes (net of U.S. Federal tax benefit)                 5,012       5,684
       Benefit of graduated tax rate                                       (8,884)     (7,813)
       Other                                                               (9,877)     (4,543)
                                                                           ------      ------
                                                                         $ 39,739      54,101
                                                                           ======      ======

(8)  Segment Information

     The Company conducts its business within one industry segment, primarily in North America.

                                                                     (Continued)

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements


(9)  Related Party Transactions

     As of January 31, 1996, the Companies had notes receivable which totaled
       $70,000 from their two stockholders. The loans are interest free and are payable on demand (see note 11).

     The Company leases their only facility from a corporation which is 50% owned by the Company's two stockholders. Total rent payments to the corporation amounted to $131,539 and $132,458 for the years ended January 31, 1995 and 1996, respectively. Management believes that the lease rental rate was at fair market value on the date of execution.

(10) Dependence on Contract Assembly Manufacturer

     The Company relies on a single source for its contract manufacturing.
       Although a number of such contract manufacturers exist, the interruption or termination of the Company's current manufacturing relationship could have a short-term adverse effect on the Company's business.

(11) Subsequent Events (Unaudited)

     In June 1996, TEKnique entered into a Merger Agreement and Plan of
       Reorganization among National MicroSystems Corporation, NMS Acquisition Corporation, TEKnique, Inc. and certain of the stockholders of TEKnique, Inc. (the "Agreement") pursuant to which all of the outstanding shares of common stock of TEKnique will be converted into and exchanged for shares of Natural MicroSystems Corporation upon consummation of the Agreement.

     Concurrently, PSR entered into a Stock Purchase Agreement among Natural
       MicroSystems Corporation and the stockholders of PSR Systems, Inc. (the "Stock Purchase Agreement") pursuant to which all of the outstanding capital stock of PSR will be sold to Natural MicroSystems Corporation in return for cash.

     Pursuant to both the Agreement and the Stock Purchase Agreement (together the "Agreements"), immediately prior to the closing of the Agreements certain employees were granted shares in the Companies in return for a relinquishment of any equity claim that may have existed at that time, including pursuant to stock options described in note 6. Such granting of shares resulted in a charge to earnings and a contribution of capital of approximately $500,000.

     In addition, the Agreement and Stock Purchase Agreement provided for the distribution of the cash value of officers' life insurance and cancellation of notes receivable from officers as additional compensation to the officers.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                            Combined Balance Sheet

                                April 30, 1996
                                  (Unaudited)


                          Assets
                          ------

Current assets:
   Cash and cash equivalents                            $   219,413
   Accounts receivable                                      384,103
   Prepaid expenses                                          12,348
   Inventory                                                196,341
                                                          ---------
        Total current assets                                812,205

Property and equipment, net of accumulated depreciation
 and amortization                                           229,274
Cash value of officers' life insurance                      248,016
                                                          ---------
                                                        $ 1,289,495
                                                          =========
            Liabilities and Stockholders' Equity
            ------------------------------------
Current liabilities:
   Accounts payable                                     $   160,929
   Accrued compensation                                     107,083
   Accrued income taxes                                      97,646
   Deferred revenues                                        151,445
   Current portion of long-term debt                          4,119
                                                          ---------
        Total current liabilities                           521,222
                                                          ---------
Commitments and contingencies

Stockholders' equity:
   Common stock, at stated value                             13,000
   Retained earnings                                        910,473
   Notes receivable - officers                              (70,000)
   Treasury stock                                           (85,200)
                                                          ---------
        Total stockholders' equity                          768,273
                                                          ---------
        Total liabilities and stockholders' equity      $ 1,289,495
                                                          =========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                       Combined Statements of Operations

                  Three months ended April 30, 1995 and 1996
                                  (Unaudited)


                                                  April 30,            April 30,
                                                    1995                 1996
                                                    ----                 ----

Revenues                                          $ 733,643            1,067,623

Cost of revenues                                    268,781              361,111
                                                    -------           ----------

        Gross profit                                464,862              706,512
                                                    -------           ----------
Operating expenses:
    Research and development                        104,756              117,055
    Sales and marketing                              25,287               20,931
    General and administrative                      236,631              203,158
                                                    -------           ----------

        Total operating expenses                    366,674              341,144

Operating income                                     98,188              365,368
Interest expense                                      5,488                2,426
                                                    -------           ----------

        Income before income taxes                   92,700              362,942

Income taxes                                         24,114               86,199
                                                    -------           ----------

        Net income                                $  68,586              276,743
                                                    =======           ==========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                  Combined Statements of Stockholders' Equity

                  Three months ended April 30, 1995 and 1996
                                  (Unaudited)



                                             Common Stock                                     Notes         Total
                                        ---------------------       Treasury     Retained   receivable-   stockholders'
                                        Shares         Amount        stock       earnings    officers       equity
                                        ------         ------        -----       --------    --------       ------

Balances at January 31, 1995           305,000     $   13,000      (85,200)       509,087     (70,000)      366,887

   Net income                             -               -            -           68,586         -          68,586
                                       -------        -------      -------        -------     --------      -------

Balances at April  30, 1995            305,000         13,000      (85,200)       577,673     (70,000)      435,473
                                       =======        =======      =======        =======     ========      =======

Balances at January 31, 1996           305,000         13,000      (85,200)       633,730     (70,000)      491,530

   Net income                             -               -            -          276,743         -         276,743
                                       -------        -------      -------        -------     --------      -------

Balances at April 30, 1996             305,000     $   13,000      (85,200)       910,473     (70,000)      768,273
                                       =======        =======      =======        =======     ========      =======

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                       Combined Statements of Cash Flows

                  Three months ended April 30, 1995 and 1996
                                  (Unaudited)


                                                         April 30,     April 30,
                                                           1995           1996
                                                           ----           ----
Cash flows from operations:
 Net income                                               $   68,586      276,743
 Adjustments to reconcile net income to cash (used in)
  provided by operating activities:
     Depreciation and amortization                            31,175       22,678
     Changes in assets and liabilities:
       Increase in accounts receivable                      (154,902)     (96,207)
       Decrease in prepaid expenses                            1,612         -
       Increase in inventory                                (142,749)     (21,131)
       (Decrease) increase in accounts payable               (43,895)       1,471
       Increase in accrued compensation                        6,650        1,091
       Increase in accrued income taxes                       30,723       76,398
       Decrease in deferred revenue                             -         (81,627)
                                                            --------     --------
         Cash (used in) provided by operating activities    (202,800)     179,416
                                                            --------     --------
Cash flows from investing activities:
 Purchases of property and equipment                          (9,852)     (29,182)
 Increase in cash value of officers' life insurance          (13,663)     (16,197)
                                                            --------     --------
         Cash used in investing activities                   (23,515)     (45,379)
                                                            --------     --------
Cash flows from financing activities:
 Proceeds from indebtedness                                  173,755          -
 Payments on indebtedness                                    (19,184)    (118,000)
                                                            --------     --------
         Cash provided by (used in) financing activities     154,571     (118,000)
                                                            --------     --------
Net (decrease) increase in cash and cash equivalents         (71,744)      16,037

Cash and cash equivalents at beginning of period             243,686      203,376
                                                            --------     --------

Cash and cash equivalents at end of period                $  171,942      219,413
                                                            ========     ========

Supplemental disclosures:
 Cash paid for interest                                   $    5,534        2,486
                                                            ========     ========
 Cash paid for income taxes                               $   10,675        9,802
                                                            ========     ========

The accompanying notes are an integral part of these combined financial statements.

                     PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                    Notes to Combined Financial Statements

                                April 30, 1996
                     (In thousands except per share data)

1) Basis of Presentation

The unaudited financial statements as of April 30, 1996 and for the three month periods ended April 30, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles and include all adjustments, which in the opinion of management, are necessary to present fairly the results of operations for the period then ended.

2) Acquisition

In June 1996, Teknique and PSR (together "Tekniqus") entered into agreements with Natural MicroSystems Corporation ("NMS") whereby NMS acquired all the Common Stock of Teknique for a purchase price of $5,389. The effective date of the sale of stock was June 14, 1996.

                       PROFORMA FINANCIAL STATEMENTS OF
                       NATURAL MICROSYSTEMS CORPORATION

The following unaudited Pro Forma Condensed Consolidated Financial Statements set forth the combined results of operations of Natural MicroSystems Corporation ("NMS") and PSR Systems, Inc. and Teknique, Inc. (together "Teknique") based upon accounting for the acquisition as a purchase and assuming as if the acquisition was consummated as of the beginning of the year ended December 31, 1995.


The unaudited pro forma consolidated financial information combines the historical statements of operations of NMS and Teknique for the year ended December 31, 1995 and the three months ended March 31, 1996. The unaudited pro forma consolidated balance sheet combined the historical balance sheets of NMS and Teknique as of March 31, 1996.

The Pro Forma Consolidated Financial Statements which follow should be read in conjunction with the historical Financial Statements of NMS and Teknique.

                     NATURAL MICROSYSTEMS CORPORATION AND
                 COMBINED PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                 Proforma Condensed Consolidated Balance Sheet

                                March 31, 1996
                                  (Unaudited)
                                (In thousands)


                                                                                                 Pro forma
                                                           Natural        PSR Systems, Inc.     Adjustments
                                                         Microsystems     & TEKnique, Inc.        Increase          Pro forma
               Assets                                    Corporation         Combined            (Decrease)         Combined
               ------                                    -----------         --------            ----------         --------

Current assets:
  Cash and cash equivalents                               $  10,719             219               (3,550)  (a)         7,388
  Marketable securities                                      26,852             -                    -                26,852
  Accounts receivable, net of allowance for
   uncollectible accounts                                    10,598             384                  -                10,982
  Inventories                                                 4,538             196                  -                 4,734
  Prepaid expenses and other assets                           1,270              13                  -                 1,283
  Deferred tax assets, net of valuation allowance               534             -                    -                   534
                                                            -------          ------               ------             -------
         Total current assets                                54,511             812               (3,550)             51,773
                                                            -------          ------               ------             -------

Property and equipment, net of accumulated depreciation       2,542             229                  186  (b)          2,957
License agreements, net of accumulated amortization           1,329              -                    -                1,329
Goodwill                                                         -               -                   293  (b)            293
Other assets                                                    199             248                 (248) (b)            199
Deferred tax asset, net of valuation allowance                  328              -                    -                  328
                                                            -------          ------               ------             -------
                                                          $  58,909           1,289               (3,319)             56,879
                                                            =======          ======               ======             =======
       Liabilities and Stockholders' Equity
       ------------------------------------

Current liabilities:
  Bank line of credit                                     $     221               4                  -                   225
  Accounts payable                                            5,506             161                  -                 5,667
  Accrued expenses and other liabilities                      2,976             356                  500   (a)
                                                                                                     284   (a)         4,116
                                                            -------          ------               ------             -------
        Total current liabilities                             8,703             521                  784              10,008
                                                            -------          ------               ------             -------
Deferred tax liability                                          -               -                    -                   -
Capital lease obligations, less current portion                   1             -                    -                     1
Long-term debt, less current portion                              9             -                    -                     9
Refundable advance                                              338             -                    -                   338

Stockholders' equity:
  Common stock                                                   49              13                  (13)  (b)            49
  Additional paid-in capital                                 51,384             -                  1,339   (a)        52,723
  Retained earnings (deficit)                                (1,703)            910                 (910)  (b)
                                                                                                  (4,426)  (b)
                                                                                                    (248)  (b)        (6,377)
  Other equity                                                   19            (155)                 155   (b)            19
  Foreign currency translation adjustment                       109             -                    -                   109
                                                            -------          ------               ------             -------
        Total stockholders' equity                           49,858             768               (4,103)             46,523
                                                            -------          ------               ------             -------
        Total liabilities and stockholders' equity        $  58,909           1,289               (3,319)             56,879
                                                            =======          ======               ======             =======

                     NATURAL MICROSYSTEMS CORPORATION AND
                 COMBINED PSR SYSTEMS, INC. AND TEKNIQUE, INC.

            Proforma Condensed Consolidated Statement of Operations

                       Three months ended March 31, 1996
                                  (Unaudited)
                     (In thousands except per share data)


                                                       Natural       PSR Systems, Inc.
                                                     Microsystems     & TEKnique, Inc.     Pro forma         Pro forma
                                                     Corporation        Combined          Adjustments        Combined
                                                     -----------        --------          -----------        --------

Revenues                                              $  10,350           1,068               -                11,418
Cost of revenues                                          3,992             361               -                 4,353
                                                        -------          ------             -----             -------

         Gross profit                                     6,358             707               -                 7,065

Operating expenses:
  Selling, general and administrative                     3,064             117                27  (d.2)
                                                                                                9  (d.3)        3,217
  Research and development                                2,089             224               -                 2,313
                                                        -------          ------             -----             -------

         Total operating expenses                         5,153             341                36               5,530
                                                        -------          ------             -----             -------

         Operating income (loss)                          1,205             366               (36)              1,535

Interest income                                              84             -                 (44) (d.1)           40
Interest expense                                             (8)             (3)              -                   (11)
Other                                                         2             -                 -                     2
                                                        -------          ------             -----             -------

         Other income (expense), net                         78              (3)              (44)                 31

         Income (loss) before income taxes                1,283             363               (80)              1,566

Income tax expense (benefit)                                430              86               (28) (d.7)          488
                                                        -------          ------             -----             -------

         Net income                                   $     853             277               (52)              1,078
                                                        =======          ======             =====             =======

Primary net income per common share                   $     .20                                                   .25
                                                        =======                                               =======
Primary weighted average shares outstanding               4,320                                                 4,361
                                                        =======                                               =======
Fully diluted net income per common share             $     .20                                                   .24
                                                        =======                                               =======
Fully diluted weighted average shares outstanding         4,360                                                 4,402
                                                        =======                                               =======

                     NATURAL MICROSYSTEMS CORPORATION AND
                 COMBINED PSR SYSTEMS, INC. AND TEKNIQUE, INC.

            Proforma Condensed Consolidated Statement of Operations

                         Year ended December 31, 1995
                                  (Unaudited)
                     (In thousands except per share data)


                                                        Natural     PSR Systems, Inc.
                                                      Microsystems   & TEKnique, Inc.    Pro forma        Pro forma
                                                      Corporation       Combined        Adjustments       Combined
                                                      -----------       --------        -----------       --------

Revenues                                               $  32,835          2,791            -                 35,626
Cost of revenues                                          11,485          1,168            -                 12,653
                                                         -------         ------        ------               -------

         Gross profit                                     21,350          1,623            -                 22,973

Operating expenses:
  Selling, general and administrative                     10,294          1,006            35   (d.5)
                                                                                           41   (d.4)
                                                                                          124   (d.6)
                                                                                          108   (d.2)
                                                                                           37   (d.3)        11,645
  Research and development                                 6,856            416            35   (d.5)
                                                                                          551   (d.4)
                                                                                          124   (d.6)         7,982
                                                         -------         ------        ------               -------

         Total operating expenses                         17,150          1,422         1,055                19,627
                                                         -------         ------        ------               -------

         Operating income (loss)                           4,200            201        (1,055)                3,346

Merger costs                                              (1,911)           -                                (1,911)
Interest income                                              363            -            (178)  (d.1)           185
Interest expense                                             (31)           (22)                                (53)
Other                                                          4            -                                     4
                                                         -------         ------        ------               -------

         Other income (expense), net                      (1,575)           (22)         (178)               (1,775)

         Income (loss) before income taxes                 2,625            179        (1,233)                1,571

Income tax expense (benefit)                               1,350             54          (414)  (d.7)           990
                                                         -------         ------        ------               -------

         Net income                                    $   1,275            125          (819)                  581
                                                         =======         ======        ======               =======

Primary net income per common share                    $     .34                                                .15
                                                         =======                                            =======
Primary weighted average shares outstanding                3,772                                              3,813
                                                         =======                                            =======
Fully diluted net income per common share              $     .33                                                .15
                                                         =======                                            =======
Fully diluted weighted average shares outstanding          3,848                                              3,890
                                                         =======                                            =======

                     NATURAL MICROSYSTEMS CORPORATION AND
                 COMBINED PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                         Notes to Pro Forma Condensed
                       Consolidated Financial Statements

                                March 31, 1996
                                  (Unaudited)
                     (In thousands except per share data)


(a) The following pro forma adjustments reflect Natural MicroSystems Corporation's ("NMS") purchase of 100% of the outstanding common stock of PSR Systems, Inc. and TEKnique, Inc. (together "TEKnique") and the consolidation by NMS of this acquisition.

           Cash paid by NMS                                            $  3,550
           Restricted common stock issued by NMS                          1,339
           Contingent purchase liability                                    500
           Transaction expenses                                             284
                                                                         ------

               Investment in TEKnique                                  $  5,673
                                                                         ======

(b) The following pro forma adjustments are made to reflect estimated fair value adjustments at March 31, 1996 to eliminate NMS' investment in TEKnique:

           TEKnique net assets as reported:
             Common stock                                              $     13
             Other equity                                                  (155)
             Retained earnings                                              910
                                                                         ------
                                                                            768

           Fair value adjustments:
             Increase carrying amount of fixed assets                       186
             Goodwill                                                       293
             Purchased in process research and development                4,426
                                                                         ------
                                                                       $  5,673
                                                                         ======

(c) The pro forma condensed combined balance sheet at March 31, 1996 reflects the purchased research and development as a charge directly to retained earnings (deficit).

                     NATURAL MICROSYSTEMS CORPORATION AND
                 COMBINED PSR SYSTEMS, INC. AND TEKNIQUE, INC.

                         Notes to Pro Forma Condensed
                       Consolidated Financial Statements

                                March 31, 1996
                                  (Unaudited)
                     (In thousands except per share data)


(d) The following pro forma adjustments are incorporated in the pro forma condensed combined statements of operations:

                                                                                            Three
                                                                            Year            Months
                                                                            Ended           Ended
                                                                         December 31,      March 31,
                                                                            1995             1996
                                                                            ----             ----

    1. Decrease in interest income resulting from the reduction of cash and cash equivalents, based upon average interest rates for
          the periods                                                       $ (178)          (44)

    2. Increase in amortization resulting from recording of goodwill          (108)          (27)

    3. Increase in depreciation resulting from adjustments to carrying
          amounts of goodwill and other intangible assets                      (37)           (9)

    4. Increase in compensation expense for the effects of issuing common stock to employees immediately prior to the
          acquisition                                                         (551)

    5. Increase in compensation expense related to forgiveness of
          notes receivable - officers                                          (70)

    6. Increase in compensation expense related to distribution of
          cash value of officers' life insurance                              (248)

    7.  Decrease in tax expense resulting from the above adjustments          (414)          (28)

(e) Not included in the pro forma condensed combined statements of operations is the purchased in-process research and development. This charge of approximately $4,426 will be expensed in the second quarter of 1996.

(f) The pro forma condensed combined statements included herein include the financial statements of TEKnique as of and for the three months ended
    April 30, 1996 and the year ended January 31, 1996 and NMS as of and for the three months ended March 31, 1996 and the year ended December 31, 1995.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NATURAL MICROSYSTEMS CORPORATION


Date:  August 9, 1996         By: /s/ John F. Kennedy
                              Name:   John F. Kennedy
                              Title:  Chief Financial Officer